Rule 424(b)3
                                                         SEC File No. 333-08659



                            ADVANCED TISSUE SCIENCES
                            ________________________

                    Supplement No. 2 Dated March 22, 2000
                       To Prospectus Dated August 6, 1996

         This Supplement No. 2 is part of and should be read in conjunction with the Prospectus of Advanced Tissue Sciences, Inc., a Delaware corporation (the "Company"), dated August 6, 1996 ("Prospectus") relating to the resale of 275,000 shares of the Company's Common Stock by certain stockholders of the Company. Capitalized terms used but not defined in this Supplement No. 2 have the meanings given to them in the Prospectus. The information presented herein either supersedes and/or adds to similar information included in the Prospectus.

         The information contained in the table under the caption "Selling Stockholders" appearing on page 13of the Prospectus is hereby amended and restated to indicate the number of shares being offered by the Selling Stockholders named below.


                                               Number of          Number of
                                                Shares             Shares           Percent of
                                             Beneficially       Registered for      Outstanding
Name of Selling Holders                        Owned (1)         Sale Hereby          Shares
-----------------------                      ------------       --------------      ----------

Hatteras Partners, L.P. (2) ..............      168,782            121,407              *
J.P. Morgan Ventures Corporation .........      100,000            100,000              *
Promethean Investment Group, L.L.C .......       43,750             43,750              *
Andrew Kaplan ............................       12,468              9,843              *
                                                -------            -------
         Total ...........................      325,000            275,000
                                                =======            =======

__________________
*   Less than 1% as of March 15, 2000.

(1) All shares of Common Stock of the Company shown as beneficially owned are issuable upon the exercise of outstanding warrants.

(2) Hatteras Partners, L.P. (formerly Ramius Hatteras Partners, L.P.) had agreed to purchase up to $50,000,000 shares of Common Stock of the Company at the Company's discretion pursuant to the Investment Agreement dated February 9, 1996 described below; however, no shares were purchased and the Investment Agreement has been terminated.